EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT







     We consent to the incorporation by reference in Registration Statement No. 333-42153 of Harvest States Cooperatives on Form S-8 of our reports dated July 24, 1998 on (i) the consolidated financial statements of Harvest States Cooperatives; (ii) the financial statements of the Oilseed Processing and Refining Defined Business Unit; and (iii) the financial statements of the Wheat Milling Defined Business Unit, each for the year ended May 31, 1998, appearing in this Annual Report on Form 10-K of Cenex Harvest States Cooperatives for the year ended August 31, 2000.

Deloitte & Touche, LLP
Minneapolis, Minnesota

November 17, 2000